ENGLISH VERSION – 20F ITEM 19 Exhibit 4.d

Sale and Purchase of Mining Concession Agreement

THIS AGREEMENT is made and entered in the City of Chihuahua, State of Chihuahua, Mexico on this the 20th day of June, 2003 by and between:

FRANCISCA GIRON DUARTE acting in her own right and in her capacity of trustee and sole and universal successor of the deceased MR. ISMAEL QUEZADA CAMPOS (hereinafter referred to as the "Vendor")

OF THE FIRST PART;

AND

MINERA MONTERDE, S. DE R.L. DE C.V. a company duly incorporated and in existence pursuant to the Business Corporations Act of Mexico, with main offices located at Calle Arizona 2055, Col. Las Aguilas C.P. 31237 Chihuahua, Chih. Mexico, represented herein by ALAN DOUGLAS HITCHBORN acting as its General Manager holding General Powers of Attorney for Legal Representation and Collections, Acts of Administration and Domain (hereinafter referred to as the "Purchaser"),

OF THE SECOND PART.

The appearing parties have caused the execution of this Agreement to set forth the terms and conditions under which the Vendor is selling to the Purchaser, and the Purchaser is purchasing from the Vendor, an undivided 100% ownership in and to the Mining Concession (as defined here-below), free and clear of all liens, charges, encumbrances, claims, rights or interest of any person.

This Agreement is entered into by the parties pursuant to the laws of Mexico and, specifically, pursuant to the applicable provisions of the Mining Act and its Regulations, the Federal Civil Code and applicable federal and state legislation in force on the date of signing of this Agreement.

WHEREAS, the Vendor hereby warrants and represents to the Purchaser that:

I.          It is the sole beneficial owner of an undivided 100% right, title and interest in and to the following mining exploration concession (hereinafter referred to as the "Mining Concession":

Lot Name:	Ampliacion Guadalupe
Title Number:	209496

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Recordation of Title:	Book of Mining Concessions, Volume 308, Page 18, Registration Number 36.
Location:	Municipality of Guazaparez, Chihuahua.
Class:	Exploration
Term of Validity:	03/08/1999 to 02/08/2005.
Surface Area:	59.0799 hectares

II.         As of the date hereof and subject solely to the provisions contained in the Option Agreement the Mining Concession is (a) validly subsisting, (b) in good standing in respect to the obligations set forth in article 27 of the Mining Act and (c) free and clear of:

i.	all liens, charges, encumbrances, claims, rights or interest of any person;

ii.	all affectations or limitations of ownership whatsoever;

iii.	any judicial claim or arbitration proceeding or any proceeding that may render the cancellation, nullity or non-existence of the rights attached thereto;

iv.
the juridical effects of any exploration, exploitation, option, promise to contract, unlimited association, society or joint venture agreement or any agreement or juridical act that may impede, affect or prohibit the execution or performance of the obligations hereunder, whether registered or not at the Mining Recorders Office of the Federal Bureau of Mines of Mexico.

III.        It has full legal capacity and competence to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder.

IV.         It has full power and authority for the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated, and the execution, delivery and performance of this Agreement will not conflict with or result in any breach of any covenants, agreements or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and the execution hereof will not contravene any applicable laws.

AND WHEREAS, the Purchaser hereby warrants and represents to the Vendor that:

I.          It is a subsisting limited liability corporation duly incorporated and registered as a mining corporation pursuant to the laws of the United Mexican States.

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II.         It possesses the legal capacity required under Mexican law to hold as proprietor the ownership rights in and to Mining Concession located within the territory of the United Mexican States, pursuant to article 11 of the Mining Act.

III.        The powers and authority granted to its representative appearing in its name and behalf herein are sufficient for the execution of this act and said powers and authority have not, as of the date hereof, been revoked, amended or limited in any manner whatsoever.

IV.         The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound.

AND WHEREAS, the appearing parties mutually warrant and represent to each other that:

I.          On February 8th, 2001 an Exploration and Option to Purchase Agreement (the "Option Agreement") was executed by the parties in the City of Chihuahua, State of Chihuahua, whereby the Purchaser acquired from the Vendor, on the terms and subject to the conditions agreed upon thereto, the exploration rights and the right and option to purchase an undivided 100% right, title and interest in and to the Mining Concession.

II.         As of the date hereof, the Option Agreement is in good standing and each of the parties are in full compliance with all of the obligations entered into under said agreements.

III.        The execution of this Agreement is entered into in accordance with and under the terms and conditions set out in the Option Agreement and that this Agreement fully substitutes, cancels and supersedes in their entirety the said agreement and any other agreement, verbal or written, that may have been agreed by the parties in respect to the Mining Concession

NOW THEREFORE, in consideration of the mutual warranties and representations herein contained, the parties have caused the execution of this Agreement as follows:

1.          Sale and Purchase. The Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases from the Vendor on the terms and subject to the conditions herein set out, an undivided 100% right, title and interest in and to the Mining Concession (mining lot Ampliación Guadalupe, title number 209496), free and clear of all liens, charges, encumbrances, claims, rights or interest of any person and with no reservation of any right or action of any kind whatsoever.

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2.          Transfer of Title. The parties covenant and agree that ownership title in and to the Mining Concession subject matter hereof, and in and to all rights or annexations accrued or inured under the law thereto, shall be transferred from Vendor to Purchaser on the date of signing of this Agreement.

3.          Purchase Price. The Vendor shall pay to the Purchaser the amount of $47,800 USD (forty seven thousand eight hundred dollars currency of the United States of America 00/100) as total price for the purchase of an undivided 100% right, title and interest in and to the Mining Concession, as follows:

(a)
$37,000 USD (thirty-seven thousand dollars currency of the United States of America 00/100) which have been paid by the Purchaser to the Vendor pursuant to the terms of the Option Agreement; this Agreement, when duly signed by the parties, shall be deemed as the receipt in full satisfaction of such amount provided under the law;

(b)
$ 10,800.00 USD (ten thousand eight hundred dollars currency of the United States of America 00/100) to be paid on the date of signing of this Agreement; this Agreement, when duly signed by the parties, shall be deemed as the receipt in full satisfaction of such amount provided under the law.

4.          Tax laws. All payments to be made pursuant to this Agreement shall be made in accordance with the laws of Mexico and, specifically, in accordance with the provisions set forth under the Value-Added Tax Act and the Income Tax Act of Mexico.

5.          Further Assurances. The Vendor hereby covenants and agrees to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be required in order to fully perform its obligations hereunder, including, but not limited to, the signing and/or filing of whatever document, or the execution of any act, that in the opinion of the Purchaser is required, necessary or prudent under Mexican law to complete the recordation of this Agreement and the acquisition by the Purchaser of an undivided 100% ownership in and to the Mining Concession at the Mining Recorders´ Office of the Federal Bureau of Mines of the Secretariat of Economy of Mexico.

6.          Governing Law. This Agreement shall be construed and regulated by the provisions of the Mining Act and the Regulations, the Code of Commerce and the Federal Civil Code of Mexico. The parties hereto agree that the state and federal tribunals with competent jurisdiction in and for the City of Chihuahua, State of Chihuahua shall have the authority to resolve any dispute, suit or claim arising under this Agreement. The parties hereby renounce to the jurisdiction of any other tribunal

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or court to whose jurisdiction they might have a right to, by virtue of their current or future domiciles.

7.          Languages.- The parties sign and approve this Agreement in the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having obtained sufficient independent legal advice and to having read and understood (through their respective appointed interpreters and legal counsel) the legal effects and validity of this Agreement in both the Spanish and English versions. The English version is attached as schedule B hereto and made part hereof for all corresponding legal effects.

8.          Whole Agreement.- This Agreement and schedules A (English Version) attached hereto constitute the entire understanding of the parties in respect to the subject matter hereof, and they cancel and supersede any other agreement, contract or letter of intent that they may have executed, either verbal or in writing, in respect to the said subject matter, including, but not limited to the Option Agreement.

LEGAL AUTHORITIES

MR. ALAN DOUGLAS HITCHBORN hereby affirms the legal existence of MINERA MONTERDE, S. de R.L. de C.V. and its authority to act as General Manager holding Powers of Attorney for legal representation and collection, acts of administration and domain with public deed number 4,943, volume 155 granted at the City of Chihuahua, State of Chihuahua on December 8th, 1999 before the authority of Mrs. Maria del Carmen Valenzuela Breach de Caballero, notary public number 26 for the judicial district of Morelos, State of Chihuahua.

MR. ALAN DOUGLAS HITCHBORN hereby affrms under oath that his authority has not been canceled, revoked or in any way amended, and that its represented company possesses the authority and powers held at the time of the granting of said authority.

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In witness whereof, the parties hereto after having read and understood the legal effects and validity of the premises set forth above, have caused this Agreement to be executed on the date and place above written.

THE "VENDOR"

FRANCISCA GIRON DUARTE

"Fransisca Giron Duarte"
IN HER OWN RIGHT

THE "PURCHASER"

MINERA MONTERDE, S. DE R. L. DE C.V.

"Alan D. Hitchborn"
PER: ALAN DOUGLAS HITCHBORN
ITS: GENERAL MANAGER

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